Investor Relations:              Press Contact:                    ORGANIC[Logo]
Steve Vattuone                   Pamela Gentry
VP Finance                       Gentry Communications, LLC
Organic, Inc.                    415.332.2081, ext. 302
415-581-5794

                                                               Exhibit 99.(a)(8)

               Organic's Board of Directors and Special Committee
          Unanimously Recommend Stockholders Accept Seneca Tender Offer

San Francisco, (December 18, 2001) -Organic, Inc. (Nasdaq: OGNC), a technology-enabled marketing partner to Global 1000 companies, today announced the position of its Board of Directors and a Special Committee of the Board on the tender offer received from E-Services Investments Organic Sub LLC, a wholly owned subsidiary of Seneca Investments LLC, on December 5, 2001 to acquire Organic's publicly held shares for $0.33 per share.

The Special Committee of the Board of Directors, composed entirely of independent directors, and the full Board of Directors, have each agreed by unanimous vote that the tender offer is fair to and in the best interests of the public stockholders of Organic. Both the Special Committee and the full Board of Directors have also recommended that the stockholders accept the tender offer from E-Services Investments Organic Sub LLC and tender all of their shares. This recommendation is based in part on the written opinion of Bear Stearns & Co. Inc. received by the Special Committee stating that the per share price in the tender offer is fair from a financial point of view to the public shareholders.

The tender offer is dependent on the number of shares tendered representing at least 90% of all shares outstanding and representing a majority of the shares outstanding that are not owned by Seneca or its affiliates and the directors and executive officers of Organic. As reported by Seneca, if the tender offer is successfully completed, it will be followed by a merger in which each share not purchased in the offer will be converted into the right to receive, in cash, the price paid in the offer.

ABOUT ORGANIC, INC.

Organic, Inc. (Nasdaq: OGNC) is a technology-enabled marketing partner to Global 1000 companies in the automotive, financial services, retail and consumer products and entertainment, media and communications sectors that has performed award-winning work for DaimlerChrysler, Washington Mutual and Target Corp. Other industry leading clients include Domino's Pizza, British Telecommunications plc, General Electric Financial Assurance Holdings, Inc. and PlayStation.com (America), Inc. In the Internet professional services industry, Organic (www.organic.com) has a history as an innovator. Having developed a number of Web sites that were the first in category, Organic also created Yahoo!'s user interface and logo, and contributed to the development of Apache, the leading Web serving application. Founded in 1993, Organic is headquartered in

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San Francisco with offices in the U.S., Canada, Europe and Latin America.
ORGANIC is a service mark or registered service mark of Organic, Inc. or its subsidiaries in the United States and in other countries. Other trademarks and service marks referenced are marks of their respective owners.

Safe Harbor Statements Under the Private Securities Litigation Reform Act of
1995:

This release contains, in addition to historical information, forward-looking statements, including those concerning the content and timing of the response by the special committee of Company's board of directors to the tender offer commenced by Seneca Investments LLC. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Risks and uncertainties include but are not limited to those related to Seneca's continuing with its announced tender offer and the ability of the special committee of the Company's board of directors and its financial and legal advisers to obtain sufficient information to evaluate Seneca's offer and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the quarterly report on Form 10-Q for the quarter ended September 30, 2001. All forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date of this release. The Company disclaims any obligation to update such statements in the future.

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